Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: April 27, 2012

Solid First Quarter Earnings Reported by Citizens Bancorp of VA

Blackstone, Virginia Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $909 thousand, or $0.39 per share, for the quarter ended March 31, 2012. This result is a 23.8% increase in net income as compared to the first quarter of the prior year. Net income for the year earlier period was $734 thousand, or $0.31 per share. The return on average assets for the quarter ended March 31, 2012 was 1.10% as compared to the same period in 2011 when the return on average assets was 0.90%. At March 31, 2012, the Company reported total consolidated assets of $338.0 million, which was an increase of $9.4 million or 2.9% from the $328.6 million reported at December 31, 2011. Year-over-year growth in total consolidated assets was $7.0 million, or 2.2%. During the first quarter of 2012, the Bank benefited primarily from a decline in its cost of funds and the loan loss provision. Deposit account balances increased $7.8 million to $279.4 million at March 31, 2012 as compared to $271.6 million at December 31, 2011.

Net Interest Income

Net interest income for the three months ended March 31, 2012 was $3.041 million or $67 thousand greater than the $2.974 million for the prior year period. The Company’s fully tax-equivalent net interest margin for the first quarter of 2012 was 4.23% as compared to 4.19% for the same period in 2011. We continue to see the effects of the extended period of low interest rates in the decline of both the yield on earning assets, from 5.56% in 2011 to 5.19% in 2012, as well as in our cost of funds, from 1.45% to 1.02%. Interest on earning assets totaled $3.765 million for the three months ended March 31, 2012, or a decrease of $229 thousand from the $3.994 million reported for the same period in 2011. The average balance of total earning assets for the first quarter of 2012 of $301.1 million was basically unchanged from the $300.9 in the year earlier period.

Interest expense for deposit accounts and borrowings for the three months ended March 31, 2012 totaled $724 thousand or a decrease of $296 thousand from the $1.020 million reported during the same period in 2011. This improvement can be linked to the ongoing low-rate environment and a continued shift in the deposit mix from higher cost time deposit accounts into lower cost alternatives. The average balance of low-cost deposit accounts as a percentage of average total deposits increased to 57.0% for the first quarter of 2012 from 53.0% in the prior year period. Low-cost deposit accounts are generally defined as demand deposit, interest-bearing checking, savings and money market accounts. An increase in the low-cost deposit accounts remains a primary focus of the Bank.

Provision for Loan Losses

Management recorded $75 thousand in the provision for loan losses during the first quarter of 2012, a reduction of $75 thousand from the prior year period. This is reflective of slightly lower outstanding loans as well as the continued stabilization of problem assets. Net charge-offs for the quarter were $20 thousand as compared to $45 thousand in the prior year quarter. At March 31, 2012, loans past due 30 days or more and nonaccrual loans totaled $4.142 million, which is a reduction of $2.870 million from March 31, 2011 when the loans past due 30 days or more and nonaccrual loans totaled $7.012 million.

Management believes the allowance for loan losses was adequate as of March 31, 2012.

Noninterest Income

Noninterest income for the quarter ended March 31, 2012 was $594 thousand compared to $556 thousand for the quarter ended March 31, 2011, which is an increase of $38 thousand, or 6.8%. Higher revenue from ATM fees accounted for most of the increase.

Noninterest Expense

Noninterest expense totaled $2.360 million for the three months ended March 31, 2012, which is a decrease of $67 thousand or 2.8% when compared to the same period in 2011. The decrease was primarily the result of a decrease in FDIC insurance premiums of $132 thousand and a decrease in occupancy and equipment expense of $37 thousand. Employee compensation costs increased by $34 thousand and other expenses cumulatively rose by $58 thousand. Total net OREO costs, which include the net gain/loss on sale of OREO, impairment expense, and other OREO expenses, remained basically unchanged.

Balance Sheet

Consolidated assets totaled $338.0 million at March 31, 2012 which was an increase of $9.4 million or 2.9% from the $328.6 million reported at December 31, 2011. Federal funds sold increased $7.8 million as a result of a similar increase in deposits. Investment securities available for sale increased $3.5 million to $88.0 million from $84.5 million at December 31, 2011. Loans held for investment remained relatively flat as loan demand continued to be weak.

Total deposit account balances were $279.4 million at March 31, 2012, or an increase of $7.8 million when compared to $271.6 million at December 31, 2011. Management believes that the increase primarily resulted from the Bank’s marketing and business development efforts directed at increasing the balances of lower cost deposit accounts. Stockholders’ equity at March 31, 2012 was $42.3 million, resulting in a book value per common share of $18.27, compared to stockholders’ equity of $41.8 million and a book value of $17.99 at December 31, 2011. At March 31, 2012, the Company’s capital level significantly exceeded the threshold to be considered “well-capitalized”, with a Tier 1 leverage ratio of 12.42% and a total risk-based ratio of 22.28%.

President and CEO, Joseph D. Borgerding commented, “We are pleased with our strong earnings performance and solid growth in low cost core deposits for the first quarter of 2012. We are also encouraged that nonaccrual loans and loans over 30 days past due have shown meaningful improvement from the same period last year.”

Deregistration with the Securities and Exchange Commission

Mr. Borgerding continued, “I am very pleased to announce that the Board of Directors has approved a resolution to deregister the Company’s common stock. The Company became eligible to deregister as a result of the recently passed Jumpstart Our Business Startups (JOBS) Act. There is great benefit to the Company to deregister as it will generate a significant cost savings in regulatory compliance and will allow management to focus more on company growth and profitability. The deregistration will not impact how our shares are currently traded as they will continue to be traded on the OTC Bulletin Board under our existing symbol “CZBT.” We will continue to provide quarterly press releases on financial performance for the benefit of our shareholders and other interested parties.” The Company anticipates that its obligation to file periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on 10-Q and Current Reports on Form 8-K will be suspended 90 days after it files a Form 15 with the Securities and Exchange Commission.

About Citizens Bancorp of Virginia, Inc. and Citizens Bank and Trust Company

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is the parent company of the Bank and is headquartered in Blackstone, Virginia. The Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company and the Bank is also available at its web site: www.cbtva.com.

Cautionary Statement about Forward-Looking Statements

We caution you that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that our expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of our business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	(Unaudited)
	March 31, 2012	December 31, 2011
Assets
Cash and due from banks	$6,528	$6,124
Interest-bearing deposits in banks	2,585	2,606
Federal funds sold	18,267	10,445
Securities available for sale, at fair market value	87,957	84,512
Restricted securities, at cost	933	933
Loans, net of allowance for loan losses of $2,407 and $2,352	195,649	197,363
Premises and equipment, net	6,746	6,790
Accrued interest receivable	1,615	1,635
Other assets	1,875	2,357
Bank-owned life insurance	8,519	8,446
Other real estate owned, net of valuation allowance of $45 in 2012 and $181 in 2011	7,325	7,430

Total assets	$337,999	$328,641

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$45,013	$37,079
Interest-bearing	234,408	234,518

Total deposits	$279,421	$271,597
FHLB advances	5,000	5,000
Other borrowings	7,017	6,009
Accrued interest payable	520	608
Accrued expenses and other liabilities	3,788	3,581

Total liabilities	$295,746	$286,795

Commitments and Contingencies	$—	$—
Stockholders’ Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares; none outstanding	$—	$—
Common stock, $0.50 par value; authorized 10,000,000 shares; issued and outstanding, 2,312,047 for 2012 and 2,326,242 for 2011	1,156	1,163
Additional paid-in capital	—	—
Retained earnings	40,842	40,533
Accumulated other comprehensive income (loss), net	255	150

Total stockholders’ equity	$42,253	$41,846

Total liabilities and stockholders’ equity	$337,999	$328,641

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended March 31,
	2012	2011
Interest and Dividend Income
Loans, including fees	$3,148	$3,241
Investment securities:
Taxable	340	484
Tax-exempt	261	258
Federal Funds sold	7	7
Other	9	4

Total interest and dividend income	3,765	3,994

Interest Expense
Deposits	693	982
Borrowings	31	38

Total interest expense	724	1,020

Net interest income	3,041	2,974
Provision for loan losses	75	150

Net interest income after provision for loan losses	2,966	2,824
Noninterest Income
Service charges on deposit accounts	229	239
Net gain on sales of securities	—	—
Other-than-temporary impairments	26	—
Less: Noncredit portion of OTTI impairments	54	—

Net other-than-temporary impairments	(28)	—
Net gain on sales of loans	42	14
Income from bank owned life insurance	73	72
ATM fee income	207	182
Other	71	49

Total noninterest income	594	556

Noninterest Expense
Salaries and employee benefits	1,403	1,369
Net occupancy expense	142	149
Equipment expense	92	122
FDIC deposit insurance	69	201
Net (gain) on sale of other real estate owned	(99)	(7)
Impairment - other real estate owned	45	—
OREO expenses, net of rental income	65	8
Other	643	585

Total noninterest expense	2,360	2,427

Income before income taxes	1,200	953
Income taxes	291	219

Net income	$909	$734

Earnings per share, basic & diluted	$0.39	$0.31

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Regulatory Capital Ratios

And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Per Share Data:
Earnings per weighted average share	$0.39	$0.36	$0.34	$0.35	$0.31
Weighted average shares outstanding	2,319,048	2,328,307	2,340,193	2,348,509	2,348,787
Actual shares outstanding	2,312,047	2,326,242	2,331,242	2,348,509	2,348,509
Book value per share at period end	$18.27	$17.99	$18.20	$17.70	$17.18
Dividend per share	$0.17	$0.17	$0.17	$0.17	$0.17
Performance Ratios:
Return on average assets	1.10%	1.02%	0.96%	1.00%	0.90%
Net interest margin, (FTE)[1]	4.23%	4.28%	4.12%	4.14%	4.19%
Efficiency ratio[2]	64.98%	65.98%	65.59%	65.77%	66.38%
Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.42%	12.69%	12.57%	12.54%	12.31%
Total risk-based capital ratio	22.28%	22.05%	22.01%	21.70%	21.64%
Allowance for loan losses to total loans	1.22%	1.18%	1.18%	1.04%	1.12%
Non-accruing loans to total loans	1.12%	1.04%	1.36%	1.66%	1.83%
Net charge-offs (net recoveries) to average loans (annualized)	0.04%	0.34%	0.00%	0.56%	0.09%

[1]

The net interest margin is reported on a tax equivalent basis. GAAP income presented on the income statement for investment securities totaling $601 thousand, for the period ended March 31, 2012, has been adjusted to $735 thousand in order to reflect the taxable equivalence of the tax-exempt securities, using a Federal income tax rate of 34%. The prior periods shown on the table were likewise adjusted.

[2]	Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Geoffrey C. Warner
SVP and Interim Chief Financial Officer
Voice: 434-292-8100 or E-mail: Geoffrey.Warner@cbtva.com

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